EXHIBIT 10.3

THQ INC.

PERFORMANCE ACCELERATED

RESTRICTED STOCK UNIT

DEFERRED COMPENSATION PLAN

1.                                       Definitions.

(a)                                  “Account” means the separate account maintained on the books of the Company for each Participant pursuant to Section 4.

(b)                                 “Board means the Board of Directors of the Company.

(c)                                  “Company” means THQ Inc., a Delaware corporation.

(d)                                 “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e)                                  “Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries.

(f)                                    “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(g)                                 “Dividend Equivalent Stock Units” means the additions to the Participant’s Account described in Section 4.

(h)                                 “Effective Date” means August 18, 2005.

(i)                                     “Participant” means a Director who elects to participate in this Plan as provided in Section 3.

(j)                                     “Performance Accelerated Restricted Stock Units” means Performance Accelerated Restricted Stock Units granted to the Participant under the Stock Option Plan.

(k)                                  “Plan” means the THQ Inc. Performance Accelerated Restricted Stock Unit Deferred Compensation Plan.  The Plan is a sub-plan under the Stock Option Plan.

(l)                                     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(m)                               “Stock Option Plan” means the THQ Inc. Amended and Restated 1997 Stock Option Plan.

2.                                       Administration.

(a)                                  The Plan shall be administered by the Board.  The Board shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide any and all questions as may arise in connection with the interpretation or application of the Plan.  The Board may delegate some or all of its powers and authority hereunder to the Compensation Committee of the Board, as the Board deems appropriate.

(b)                                 The decision or action of the Board (or the Compensation Committee) in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon Participants and all other persons having or claiming any interest in the Plan.

3.                                       Participation.

(a)                                  A Director may elect to participate in the Plan by filing a written election with the Company, on such form as may be prescribed by the Board, to defer 50% or 100% of Director’s grant of Performance Accelerated Restricted Stock Units made in any calendar year.

(b)                                 Except as provided below, a deferral election shall become effective on the first day of the calendar year following the date the election is made.  A new deferral election must be made by a Participant for each calendar year.

(c)                                  Notwithstanding anything contained herein to the contrary, each person who is a Director on the Effective Date, may make a deferral election that will be effective for Performance Accelerated Restricted Stock Units granted after the election and in the year the Effective Date occurs, provided it is made within 30 days after the Effective Date.  A person who becomes a Director after the Effective Date may make a deferral election within 30 days after becoming a Director; such election, however, shall be effective only with respect to Performance Accelerated Restricted Stock Units granted after the date such election is made.

4.                                       Account.

The Performance Accelerated Restricted Stock Units that are deferred pursuant to a Participant’s deferral election shall be credited to the Participant’s Account.  Whenever any cash dividends are declared on the Common Stock, on the date such dividend is paid the Company will credit the Account of the Participant with a number of Dividend Equivalent Units equal to the result of dividing (i) the product of (x) the total number of Performance Accelerated Restricted Stock Units and Dividend Equivalent Units credited to the Participant’s Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value (as such term is defined in the Stock Option Plan) of one share of Common Stock on the date such dividend is paid by the Company to the holders of Common Stock.

5.                                       Payment of Accounts.

(a)                                  Payment of the Participant’s Account shall be made in a lump sum in accordance with the Participant’s election filed with the Company, on such form as may be prescribed by the Board: (i) within 30 days after the Participant’s termination of service as a Director for any reason (including Disability), (ii) on the date specified in the election or (iii) the earlier of the date specified in the election or within 30 days after the Participant’s termination of service as a Director for any reason (including Disability).  The Participant may change the time of payment of the Account by filing a new election form with the Company, provided that (i) the new form is filed at least 12 months prior to the date of Account would otherwise have been paid and (ii) the new election specifies a payment date that is not less than 5 years from the date the Account would otherwise have been paid.

The Participant’s Account shall also be paid in a lump sum within 30 days after a Change in Control.

(b)                                 In the event of a Participant’s death prior to payment of the Account, the lump sum payment shall be made to the Participant’s beneficiary as provided in Section 6.

(c)                                  Notwithstanding anything contained herein the contrary, in the event payment of the Account is to be made by reason of the Participant’s termination of service as a Director, other than by reason of death or Disability, no payment shall be made until six months after such termination of service if the Participant is a specified employee as defined in Internal Revenue Code Section 409A.

(d)                                 Payment of the Account shall be made in shares of Common Stock, with one share payable for each Performance Accelerated Restricted Stock Unit and each Dividend Equivalent Unit credited to the Participant’s Account.

(e)                                  A “Change of Control” shall be deemed to occur if (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes 50% or more of the total fair market value or the total voting power of the Company’s then outstanding stock; or (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons), ownership of stock of the Company possessing 35% or more of the total voting power of the Company’s then outstanding stock or (iii) during any period of not more than 12 months, a majority of the members of the Board are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election; or (iv) any one person, or more than one person acting as a group, other than the entity that is controlled by the shareholders of the Corporation as provided in paragraph (b) of Q&A 14 of IRS Notice 2005-1, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this paragraph, “person” and “group” shall have the meanings ascribed to such terms in IRS Notice 2005-1 Q&A 12, 13 and 14 and this paragraph shall otherwise be interpreted in a manner consistent with Q&A 12, 13 and 14 of Notice 2005-1 and any subsequent guidance or regulations relating to Section 409A.

6.                                       Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries to whom payment under the Plan shall be paid in the event of his death prior to payment to the Participant of his or her Account.  Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Board, which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then the Account shall be paid to the Participant’s estate.

7.                                       Amendment; Cessation of Deferrals.

(a)                                  The Board may amend the Plan at any time in whole or in part; provided that no amendment may adversely affect the rights of a Participant to receive amounts properly credited to the Participant’s Account in accordance with the Plan prior to such amendment.

(b)                                 The Board may, in its sole discretion, cease future deferrals under the Plan at any time.  In such event, payment of the Accounts of Participants will continue to be made as provided in Section 5.

8.                                       Miscellaneous.

(a)                                  The Company’s obligation to make payment under the Plan shall be contractual only and all payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the Plan.

(b)                                 Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable hereunder, to the Participant or such other person.  No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

(c)                                  The provisions of Section 5.7 of the Stock Option Plan shall apply in the event of a stock split, stock dividend, recapitalization or other event described therein, except that the determination of adjustments shall be made by the Board.

(d)                                 Neither the Participant nor any other person shall have any rights as a stockholder of the Company under the Plan with respect to the Performance Accelerated Restricted Stock Units or Dividend Equivalent Stock Units credited to the Participant’s Account until the shares of Common Stock are issued to the Participant or the beneficiary of the Participant.

(e)                                  This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.

(f)                                    This Plan in intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A and shall be construed and interpreted in accordance with such intent.  Any provision of this Plan that would cause the Plan to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made retroactively, in accordance with regulations and other guidance issued under Section 409A.